Exhibit 10.14
*** Certain identified information has been omitted from this exhibit because it is both (i) not material and (ii) of the type that the Registrant treats as private or confidential. Such omitted information is indicated by brackets (“[…***…]”) in this exhibit. ***
Amendment No. 1 to License Agreement
This Amendment No. 1 (“Amendment”) to the License Agreement (“License Agreement”) by and between Harman International Industries, Incorporated (“Harman”) and B&W Group Ltd. (“Bowers”), made effective as of October 1, 2014, is entered into and made effective as of October 13, 2020 (“Amendment Effective Date”). All capitalized terms used herein that are not specifically defined shall have the meaning prescribed in the License Agreement. As used herein, references to “Party” or “Parties” shall mean Harman and/or Bowers, as the context requires.
RECITALS
WHEREAS, Harman and Bowers are parties to the License Agreement; and
WHEREAS, the Parties acknowledge that certain circumstances have changed, and that it is in their mutual interest to amend the License Agreement in accordance with the provisions of this Amendment.
NOW, THEREFORE, in consideration of the mutual covenants and promises set forth in the Agreement and this Amendment, the Parties hereby agree as follows:
1.AMENDMENTS.
a.Background
i.Section E of the Background is hereby deleted and replaced with the following:
1.Bowers wishes to expand its participation in the automotive branded audio system original equipment manufacturer market (the “OEM Market”).
b.Definitions: The following definition in Section 1.1 is hereby deleted and replaced with the following:
i.“Approved OEMs’’ means […***…] and any other OEM brand or nameplate designated as an “Approved OEM” by the written agreement of Bowers and Harman. For the avoidance of doubt, Harman may offer, market and/or sell Bowers Products to any and all of the Approved OEMs without any other approval from Bowers, without prejudice to Section 2.1(d).
c.Marketing
Section 2.1(a)(ii) and (iii) are hereby deleted. The following clause is hereby added to Section 2.1(a) as a new paragraph:
Notwithstanding anything in this Agreement to the contrary, to the maximum extent permitted by applicable law, Bowers shall use commercially reasonable efforts to promptly to direct OEM inquiries and communications that it receives, and that involve automotive matters, to Harman, provided that Bowers’ failure to so direct such inquiries and communications shall not be deemed a breach of this Agreement . For clarity, the preceding sentence does not place restrictions on Bowers’ discussions with OEMs to the extent they do not involve automotive matters.

d.Royalties
i.The following paragraphs are hereby added to the end of Section 4.1:
Notwithstanding anything in this Agreement (or any amendment to this Agreement) to the contrary, the per Unit royalties charged by Bowers to Harman, in relation to Units manufactured under the BMW ALEV-3 (Audio Level 3) program, as designated by BMW (the “BMW ALEV-3 Program”) pursuant to and in accordance with this Agreement, shall be a flat fee of […***…] per Unit (the “BMW ALEV-3 Royalties”). For clarity:
a.the aforementioned BMW ALEV-3 Royalties replace all amounts that would otherwise be payable under this Section 4.1 and this Agreement generally (including any amendments thereto) in relation to Units manufactured under the BMW ALEV-3 Program pursuant to and in accordance with this Agreement only, including without limitation, the Minimum Royalty; and
b.nothing in this Agreement shall amend any amounts that would otherwise be payable under this Section 4.1 and this Agreement generally (including any amendments thereto) in relation to any Units sold by Harman pursuant to this Agreement other than Units manufactured under the BMW ALEV-3 Program, including without limitation, the Minimum Royalty.
ii.Section 4.2 is hereby deleted and replaced with the following:
Minimum Royalty Amount Harman agrees that, should it fail to pay an amount totaling at least […***…] in cumulative Royalties and BMW ALEV-3 Royalties, (the “Minimum Royalty Amount”) to Bowers over the period commencing on the Amendment Effective Date and ending on September 30, 2028 (the “Minimum Royalty Term”) taking into consideration all payments made by Harman to Bowers and set-offs against the Total Royalty Credit (as defined below) in accordance with the quarterly royalty payment provisions set out in Section 4.4 then, within thirty (30) days after the end of the Minimum Royalty Term:
(i)Harman may deduct from the remaining amount, if any, of the Total Royalty Credit (as defined below) any shortfall between the Minimum Royalty Amount and the amount actually paid by Harman (including those amounts set-off against the Total Royalty Credit) within the Minimum Royalty Term, (the “Shortfall”); or
(ii)if no amount is remaining in respect of the Total Royalty Credit, or if the remaining amount of Total Royalty Credit is less than the Shortfall, Harman may pay the Shortfall (or any remaining amount of the Shortfall after any deduction of the Shortfall from the outstanding Total Royalty Credit pursuant to Section 4.2(i) above) to Bowers in cash to such account as Bowers may direct (from time to time).
If the Shortfall is not set-off and/or paid by Harman within the thirty (30) day period set forth above and in accordance with Section 4.2(i) and/or (ii) above, Bowers, for a period of ninety (90) days thereafter, will be entitled to terminate the Agreement by serving written notice of termination to Harman not less than twelve (12) calendar months before the effective date of termination provided always that upon termination by Bowers in these circumstances Bowers shall only be obliged to pay to Harman any amount remaining outstanding as at the date of termination in respect of the Total Royalty Credit.
iii.A new Section 4.3 is hereby added as follows and original Sections 4.3 (Quarterly Royalty Payments) and 4.4 (No Double-Counting) are hereby re-numbered as Sections 4.4 and 4.5, respectively:
Royalty Prepayment. Following the Amendment Effective Date, subject to the delivery of the Guarantee to Harman in accordance with Section 15 below, and pursuant to Section 4.4 below, Bowers will invoice Harman, and Harman will pay to Bowers in cash, a prepayment in respect of Royalties and BMW ALEV-3 Royalties of […***…] (“Royalty Prepayment”). The Royalty Prepayment will be paid as follows:
•[…***…] within five (5) business days after Bowers delivers an invoice to Harman requesting payment of such amount, (the “First Royalty Prepayment”); and
•[…***…] on October 22, 2020, or such later date as is agreed between the Parties in writing, (the “Second Royalty Prepayment”), subject to receipt by Harman of an invoice from Bowers in respect of such amount prior to October 15, 2020 or such later date as is agreed between the Parties in writing.
The First Royalty Prepayment and the Second Royalty Prepayment shall be paid in United States dollars and made by way of wire transfer in accordance with the following wire instructions:

Account Name:	[…***…]
Bank Account No	Sort Code	SWIFT	IBAN
[…***…]	[…***…]	[…***…]	[…***…]
Bank Name and Address: […***…] […***...]
Bowers shall email its invoices for the First Royalty Prepayment and the Second Royalty Prepayment to all off the following Harman email addresses:
[…***…]; […***…]; and […***…]
As additional consideration for Harman agreeing to prepay royalties through the Royalty Prepayment, Bowers agrees that Harman will receive […***…] of prepaid royalty credit (“Prepaid Royalty Credit”), provided that both the First Royalty Prepayment and Second Royalty Prepayment are made by Harman to Bowers as set out above. The Prepaid Royalty Credit shall be automatically credited to Harman on receipt by Bowers of the Second Royalty Prepayment, bringing the total prepaid royalty credit value for Harman’s benefit to […***…], (“Total Royalty Credit”).
For the avoidance of doubt, Harman shall not be entitled to the Prepaid Royalty Credit in or during any of the following circumstances: (i) before the First Royalty Prepayment is received by Bowers; and (ii) during the period between receipt by Bowers of the First Royalty Prepayment and receipt by Bowers of the Second Royalty Prepayment; and (iii) if Harman fails to make the Second Royalty Prepayment. During (i) above, the Total Royalty Credit shall equal […***…], and during (ii) or in the case of either (iii) above, the Total Royalty Credit shall equal […***…].

Ongoing Royalties and BMW ALEV-3 Royalties will be credited against the Total Royalty Credit after the Amendment Effective Date in the manner described in Section 4.4 below.
In the event that the Total Royalty Credit is not repaid by Bowers to Harman through credits against ongoing Royalties and BMW ALEV-3 Royalties during the term of this Agreement, any remaining amount of the Total Royalty Credit (except for the Disputed Credits, if any) will be paid in cash by Bowers to Harman within one hundred and twenty (120) days of the expiry of the term of this Agreement in accordance with Section 9.1 of this Agreement below, or the termination of this Agreement pursuant to Section 9.2 or Section 9.3(a) (the “Original Termination Date”). In the event any remaining amount of the Total Royalty Credit is not repaid to Harman (except for the Disputed Credits, if any), the term of this Agreement (including but not limited to Harman’s exclusive license rights as described in this Agreement) shall automatically extend for such period of time until:
(i)any undisputed portion of the remaining amount of the Total Royalty Credit is repaid; and
(ii)where there are any Disputed Credits that are remedied to Bowers’ satisfaction (acting reasonably) within 60 days of the Disputed Credit Notice Date, until such Disputed Credits are repaid. In relation to item (ii) immediately above, the term of this Agreement shall not be extended in relation to Disputed Credits and Bowers will not be under any obligation to pay Disputed Credits that have not been remedied to Bowers’ satisfaction (acting reasonably) within 60 days of the Disputed Credit Notice Date.
For purposes of this Section 4.3 (as amended): (a) the term “Disputed Credits” shall mean all or any portion of the Total Royalty Credit that is in dispute between the Parties due to any act, omission or breach of this Agreement by Harman that occurred not more than four (4) full Quarters prior to the Original Termination Date (except for any act, omission or breach committed by Harman by fraud or with willful concealment, in which event there is no time limit for when Bowers may base its dispute on such act, omission or breach), and which act, omission or breach has not been remedied by Harman to Bowers’ satisfaction (acting reasonably) within sixty (60) days of the Disputed Credit Notice Date; and (b) the term “Disputed Credit Notice Date” shall mean the notice provided by Bowers to Harman describing the nature and circumstances of the act, omission or breach of this Agreement by Harman that is the basis for Bowers disputing the amount of the Total Royalty Credit, which notice should be provided to Harman within thirty (30) days after the Original Termination Date. Furthermore, Bowers shall state the amount of the Total Royalty Credit that it disputes based on Harman’s act, omission or beach of this Agreement. Any Disputed Credit that is remedied by Harman to Bowers’ satisfaction (acting reasonably) within the period prescribed above shall be paid by Bowers within one hundred eighty (180) days after the Disputed Credit Notice Date.
iv.The following sentences are hereby added immediately after the second sentence of original Section 4.3 (Quarterly Royalty Payments), which is hereby renumbered as Section 4.4:

However, from the Amendment Effective Date and until September 30, 2028, the Total Royalty Credit will be applied to discharge fifty percent (50%) of the full amount of the Royalties and BMW ALEV-3 Royalties due each Quarter after the Amendment Effective Date, and from and after October 1, 2028, any remaining Total Royalty Credit will be applied to discharge seventy-five percent (75%) of the full amount of the Royalties and the BMW ALEV-3 Royalties due each Quarter until the Total Royalty Credit is repaid (after which the full amount of any Royalties and BMW ALEV-3 Royalties due shall be payable each Quarter). For the avoidance of any doubt, the terms of this License and, in particular, the application of the First Royalty Prepayment, the Second Royalty Prepayment and the Total Royalty Credit (as appropriate) shall be effective and binding on any successor in interest and/or title to the Bowers Technology and the Bowers Marks, including without limitation any receiver, insolvency administrator, trustee or similar.
e.Unilateral Termination
i.Section 9.3(a) is hereby deleted and replaced with the following:
a.By Harman. Harman may terminate this Agreement, effective on the fourteenth anniversary of the Effective Date. To exercise its right to terminate under this Section 9.3(a), Harman must deliver a written notice of termination to Bowers not less than 365 calendar days before the effective date of termination

ii.Sections 9.3(b)(i) and 9.3(b)(ii) are hereby deleted in their entirety. Bowers hereby waives its right to terminate the Agreement under Section 9.3(b)(i) of the Agreement (prior to its deletion as aforementioned) that may have existed on or before the Amendment Effective Date.
f.Effect of Termination
i.Section 9.4 is hereby deleted and replaced with the following:
If this Agreement is terminated or expires, Harman’s appointment as Bowers’ exclusive representative for the OEM Market will immediately terminate, but the License will continue for a period sufficient to permit Harman to meet its obligations to OEMs under all programs that are either (i) in production; or (ii) that have been awarded and which are in pre-production, in each case at the time of termination. Harman’s obligations to pay the Royalties and the BMW ALEV-3 Royalties will continue for as long as the License is in effect.
g.Initial Disclosure
i.The third sentence of Section 6.1 is hereby deleted and replaced with the following:
(i)Bowers will promptly disclose any material Improvements specifically related to the Bowers Products developed by Bowers (“Bowers Improvements”) after the date of this Agreement upon reasonable request by Harman.

h.Assistance and Collaboration
i.The following Section 7.2 is hereby added to Article VII:
(i)General Collaboration. Bowers will use reasonable endeavours to reasonably collaborate with Harman to secure additional distribution with Approved OEMs in the OEM Market, including undertaking reasonable marketing and brand-building activities requested by Harman and subject to reimbursement from Harman of the costs (pre-approved by Harman) of such requested activities. For the purpose of promoting the Bowers Products, upon Harman’s request and free-of-charge to Harman, Bowers agrees to provide Harman with access to and use of existing Bowers marketing assets (such as marketing videos, brochures, etc.) to the extent that these are relevant to the Bowers Products only and to make Bowers technicians and other appropriate employees available to Harman for brand immersion events, training events or the like, in each case as agreed between the Parties in writing. Bowers agrees that Harman and/or the Approved OEMs may purchase Bowers Consumer Products, for marketing or promotion of the Bowers Products, from time to time at such discounted prices as are consistent with pricing offered by Bowers to Harman prior to the Amendment Effective Date. The Parties agree to negotiate in good faith regarding any reasonable amendments to Section IV (Royalties) if such amendments are necessary to secure such additional distribution with Approved OEMs.
i.Transfers
i.A new Section 11.3 shall be added which reads as follows (and the current Section 11.3 (Sublicensing by Harman) is renumbered as Section 11.4, and the current Section 11.4 (Confirmation of Agreement) is renumbered as 11.5):
Sale to Competitor. Where a transfer comprises the direct sale of the entire issued share capital of     Bowers, or the sale of all or substantially all of the assets and business of Bowers to a Competitor (as defined below) of Harman (a “Competitor Transfer”), then Harman shall have the right (but not the obligation) to elect to be repaid:
(a)such amount (if any) of the First Prepayment Amount and/or Second Prepayment Amount; and
(b)assuming that both the First Royalty Prepayment and Second Royalty Prepayment have been made by Harman to Bowers pursuant to Section 4.3 above, if such Transfer occurs
(i)on or after October 1, 2028, such amount (if any) of the Prepaid Royalty Credit; or
(ii)on or prior to September 30, 2028, a pro-rata amount of the Prepaid Royalty Credit apportioned to such period from the Amendment Effective Date until the month in which the date of the Transfer occurs, with such apportionment being made on the basis that such Prepaid Royalty Credit is applied equally on a monthly basis over the period from the Amendment Effective Date until September 30, 2028, (for the avoidance of doubt, the longer the duration between the Amendment Effective Date and the month in which the Competitor Transfer occurs, the greater the pro-rata amount of the Prepaid Royalty Credit), in each case, that remains outstanding (taking into account all payments made by Harman to Bowers and set-offs made against the Total Royalty Credit (as defined above) in accordance with the quarterly royalty payment provisions set out in Section 4.4 on the date such Competitor Transfer occurs.

In the event that such option is exercised by Harman, Bowers will pay the amounts owing to Harman pursuant to this option in cash to such account as Harman may direct (from time to time) within sixty (60) days of the day on which such Competitor Transfer is completed. For the avoidance of doubt, any outstanding Total Royalty Credit shall be extinguished to the extent repaid by Bowers in accordance with this Section 11.3. For purposes of this Section 11.3, the term “Competitor” shall mean any of:
(1)any entity that is a tier-1 automotive supplier, such as but not limited to, […***…];
(2)any entity that is a trademark licensor (in respect of audio-related trademarks such as […***…]), to an OEM or a tier-1 automotive supplier; or
(3)any entity that manufactures, distributes, sells and markets consumer audio products, such as but not limited to […***…].
ii.Current Section 11.4 (Confirmation of Agreement) that is renumbered as 11.5 is hereby deleted and replaced with the following:
Confirmation of Agreement. If either Party proposes to assign this Agreement to any third party, it must obtain the written agreement of the proposed assignee to be bound by all of the terms and conditions of this Agreement, including Article XIV.
j.NOTICES. Under Section 12.1, the address involving Mr. Phil Eyler is hereby revised to the following:
Frank Moffa
SVP & GM, Car Audio SBU,
General Management Harman Becker Automotive Systems, Inc.
30001 Cabot Drive Novi, Michigan 48377
Email: […***…]
With a mandatory copy to: […***…]
k.Guarantee
A new Section 15 ‘GUARANTEE’ shall be added and shall read as follows:
Bowers shall procure that the form of guarantee as agreed between the Parties and a copy of which is appended to this Agreement (the “Guarantee”), be entered into by Sound United, LLC (the “Guarantor”) and delivered to Harman on the Amendment Effective Date.
If any claim is made against the Guarantor under the terms of the Guarantee for payment by the Guarantor of any Guaranteed Amount (as defined therein), each of the Parties agrees to provide the Guarantor with such information that the Guarantor may reasonably request so as to enable the determination of the outstanding balance of the Total Royalty Credit (if any) that represents the Guaranteed Amount at the relevant date (such date as set out in the Guarantee).
2. MISCELLANEOUS.
The Parties agree that the Agreement, as amended by this Amendment, is the complete and exclusive statement of the agreement between the Parties, superseding all proposals or prior agreements, oral or written, and all other communications between the Parties relating to the subject matter hereof.

This Amendment and the Agreement will be governed by, and interpreted and construed in accordance with, the internal laws of the state of New York in all respects, without regard to its conflict of laws provisions. Any action regarding any dispute arising out of this Amendment and/or the Agreement must be commenced in the New York State courts sitting in New York County or in the United States District Court for the Southern District of New York. Each of the Parties submits to the jurisdiction of, and consents to venue in, such courts.
Except as amended by this Amendment, the Agreement continues in full force and effect. In the event of any conflicts between this Amendment and the Agreement, the terms of this Amendment shall prevail.
[Signatures Appear on the Following Page]

IN WITNESS WHEREOF, the Parties have duly executed this Amendment as of the Amendment Effective Date.

B&W Group Ltd. /s/ Scott St. Clair Name: Scott St. Clair Title: Director Date: October 13, 2020	Harman International Industries, Incorporated /s/ Rajus Augustine Name: RAJUS AUGUSTINE Title: Sr. Director, Product Strategy & Planning